AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2007
                                                     REGISTRATION NO. 333-143291
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              RAND LOGISTICS, INC.
             (Exact name of registrant as specified in its charter)

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                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

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                                   20-1195343
                     (I.R.S. Employer Identification Number)

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         461 FIFTH AVENUE, 25TH FLOOR, NEW YORK, NY 10017 (212) 644-3450 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

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      LAURENCE S. LEVY, RAND LOGISTICS, INC., 461 FIFTH AVENUE, 25TH FLOOR,
                            NEW YORK, NEW YORK 10017
                                 (212) 644-3450

COPIES TO: TODD J. EMMERMAN, KATTEN MUCHIN ROSENMAN LLP, 575 MADISON AVENUE, NEW
           YORK, NEW YORK 10022 (212) 940-8800; (212) 940-8776 (FACSIMILE)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

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Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                                                   CALCULATION OF REGISTRATION FEE

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                                                                              Proposed              Proposed
                                                       Amount                  maximum               maximum             Amount of
         Title of each class of                         to be               offering price          aggregate           registration
       securities to be registered                   registered              per share (1)       offering price (1)        Fee (1)
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Common stock, par value $.0001 per share         4,822,312 shares (2)           $7.08              $34,141,969             $1,049
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(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the common stock on The Nasdaq Capital Market on May 23, 2007. This amount was previously paid.

(2) Represents 2,419,355 shares issuable upon conversion of Series A convertible preferred stock and 2,402,957 shares of currently outstanding common stock being registered for resale. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such number of additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
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                    Subject to Completion, dated June 7, 2007

Prospectus

                                4,822,312 Shares

                              Rand Logistics, Inc.

                                  Common Stock

                         _______________________________

The stockholders of Rand Logistics, Inc. identified under the caption "Selling Stockholders" are offering and selling up to 4,822,312 shares of common stock under this prospectus, including: (i) 2,419,355 shares of common stock issuable upon conversion of our Series A convertible preferred stock issued in March 2006; and (ii) 2,402,957 shares of common stock which was issued in August 2006.

The shares of series A convertible preferred stock were issued in a private placement to certain of the selling stockholders, for an aggregate purchase price of $15,000,000, in connection with the March 2006 acquisition of our operating business, Lower Lakes. The common stock issued in August 2006 was issued in a private placement to certain of the selling stockholders, for $5.41 per share, or an aggregate purchase price of approximately $13,000,000, in connection with a series of transactions between us and a third party pursuant to which we added three additional vessels to our operating fleet. We are registering the offer and sale of the shares to satisfy registration rights we have granted to the selling stockholders. We will not receive any proceeds from the conversion of the Series A convertible preferred stock or from the sale of common stock by the selling stockholders.

The selling stockholders may dispose of their shares of common stock or interests therein in an number of different ways and at varying prices. Please see "Plan of Distribution."

Our shares of common stock are listed on The NASDAQ Stock Market, Inc.'s Capital Market and trade under the ticker symbol "RLOG." On June 6, 2007, the closing price of a share of common stock was $7.24.

Investment in our common stock involves a number of risks. See "Risk Factors" beginning on page 3 to read about factors you should consider before buying shares of our common stock.

These securities have not been approved or disapproved by the Securities Exchange Commission or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                         _______________________________

                   The date of this prospectus is ______, 2007

TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY.......................................................................1

RISK FACTORS..................................................................2

FORWARD LOOKING STATEMENTS....................................................12

USE OF PROCEEDS...............................................................12

SELLING STOCKHOLDERS..........................................................12

PLAN OF DISTRIBUTION..........................................................14

LEGAL MATTERS.................................................................16

EXPERTS.......................................................................16

WHERE YOU CAN FIND MORE INFORMATION...........................................16

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................16

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

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                                Company Overview

      Rand Logistics, Inc. (formerly Rand Acquisition Corporation) was formed on June 2, 2004 as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On March 3, 2006, we acquired all of the outstanding shares of capital stock of Lower Lakes Towing Ltd., a Canadian corporation which, with its subsidiary Lower Lakes Transportation Company, provides bulk freight shipping services throughout the Great Lakes region. As part of the acquisition of Lower Lakes, we also acquired Lower Lakes affiliate, Grand River Navigation Company, Inc. Prior to the acquisition, we did not conduct, or have any investment in, any operating business. In this discussion of Rand's business, unless the context otherwise requires, references to Rand include Rand and its direct and indirect subsidiaries, and references to Lower Lakes' business or the business of Lower Lakes mean the combined businesses of Lower Lakes, Lower Lakes Transportation and Grand River.

      Rand's shipping business is operated in Canada by Lower Lakes and in the United States by Lower Lakes Transportation. Lower Lakes was organized in March 1994 under the laws of Canada to provide marine transportation services to dry bulk goods suppliers and purchasers operating in ports in the Great Lakes that were restricted in their ability to receive larger vessels. Lower Lakes has grown from its origin as a small tug and barge operator to a full service shipping company with a fleet of 11 cargo-carrying vessels. From its exclusively Canadian beginnings, Lower Lakes has also grown to offer domestic services to both Canadian and U.S. customers as well as cross-border routes. Lower Lakes services the construction, electric utility and integrated steel industries through the transportation of limestone, coal, iron ore, salt, grain and other dry bulk commodities.

      To finance, in part, our acquisition of Lower Lakes, in March 2006 we issued 300,000 shares of our series A convertible preferred stock to third party investors for an aggregate purchase price of $15,000,000. To finance, in part, expansion of our operating fleet, in August 2006 we issued 2,402,957 shares of our common stock to a group of third party investors (some of whom were purchasers of our series A preferred shares) for $5.41 per share, or an aggregate purchase price of approximately $13,000,000.

      Our principal executive offices are located at 461 Fifth Avenue, 25th Floor, New York, NY 10017 and our telephone number is (212) 644-3450.

      Please see "WHERE YOU CAN FIND MORE INFORMATION" for where to find additional information about our business.

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                                  The Offering

Securities Offered                                      4,822,312 shares of
                                                        common stock, including
                                                        (i) 2,419,355 shares of
                                                        common stock issuable
                                                        upon conversion of our
                                                        Series A convertible
                                                        preferred stock and (ii)
                                                        2,402,957 shares of
                                                        common stock issued in
                                                        August 2006

Common Stock
     Number outstanding before this offering            9,843,400
     Number to be outstanding after this offering       12,262,755, assuming
                                                        conversion of all Series
                                                        A convertible preferred
                                                        stock

NASDAQ Capital Market symbol for our common stock       RLOG

Offering proceeds                                       We will not receive any
                                                        proceeds from the
                                                        conversion of Series A
                                                        convertible preferred
                                                        stock or sale of common
                                                        stock by the selling
                                                        stockholders.

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                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

Our business is dependent upon key personnel whose loss may adversely impact our business.

      We depend on the expertise, experience and continued services of Lower Lakes' senior management employees, especially Scott Bravener, its President. Bravener has acquired specialized knowledge and skills with respect to Lower Lakes and its operations and most decisions concerning the business of Lower Lakes will be made or significantly influenced by him. Although Lower Lakes maintains life insurance with respect to Bravener, the proceeds of such insurance may not be adequate to compensate Lower Lakes in the event of Bravener's death. The loss of Bravener or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect our business. We seek to compensate and incentivize executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Bravener were to leave Lower Lakes, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.

      Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Laurence S. Levy and Edward Levy are each engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs.

Some of our officers and directors may have conflicts of interest in business opportunities.

      Some of our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to our officers' and directors' existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Weaknesses in the Company's internal controls and procedures could have a material adverse effect on the Company.

      Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Management has determined that material weaknesses in our internal control over financial reporting exist. A material weakness is a control deficiency, or combination of control deficiencies that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

      If we are unable to substantially improve our internal controls, our ability to report our financial results on a timely and accurate basis will continue to be adversely affected, which could have a material adverse effect on our ability to operate our business.

Capital expenditures and other costs necessary to operate and maintain Lower Lakes' vessels tend to increase with the age of the vessel and may also increase due to changes in governmental regulations, safety or other equipment standards.

      Capital expenditures and other costs necessary to operate and maintain Lower Lakes' vessels tend to increase with the age of each vessel. Accordingly, it is likely that the operating costs of Lower Lakes' older vessels will increase. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require Lower Lakes to make additional expenditures. For example, if the U.S. Coast Guard, Transport Canada or the American Bureau of Shipping (an independent classification society that inspects the hull and machinery of commercial ships to assess compliance with minimum criteria as set by U.S., Canadian and international regulations) enact new standards, Lower Lakes may be required to incur significant costs for alterations to its fleet or the addition of new equipment. In order to satisfy any such requirement, Lower Lakes may be required to take its vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable Lower Lakes to operate its older vessels profitably during the remainder of their anticipated economic lives.

If Lower Lakes is unable to fund its capital expenditures and winter work expenses, Lower Lakes may not be able to continue to operate some of its vessels, which would have a material adverse effect on our business.

      In order to fund Lower Lakes' capital expenditures and winter work expenses, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. Our failure to obtain the funds for necessary future capital expenditures and winter work expenses would limit its ability to continue to operate some of its vessels and could have a material adverse effect on our business, results of operations and financial condition.

The climate in the Great Lakes region limits Lower Lakes' vessel operations to approximately nine months per year.

      Lower Lakes' operating business is seasonal, meaning that it experiences higher levels of activity in some periods of the year than in others. Ordinarily, Lower Lakes is able to operate its vessels on the Great Lakes for approximately nine months per year beginning in late March and continuing through December or mid-January. However, weather conditions and customer demand cause increases and decreases in the number of days Lower Lakes actually operates.

The shipping industry has inherent operational risks that may not be adequately covered by Lower Lakes' insurance.

      Lower Lakes maintains insurance on its fleet for risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that Lower Lakes will be adequately insured against all risks or that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, Lower Lakes may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, Lower Lakes may not be able to obtain adequate insurance coverage at reasonable rates for Lower Lakes' fleet. Lower Lakes may also be subject to calls, or premiums, in amounts based not only on its own claim record but also the claims record of all other members of the protection and indemnity associations through which Lower Lakes may receive indemnity insurance coverage. Lower Lakes' insurance policies will also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase its costs.

Lower Lakes is subject to certain credit risks with respect to its counterparties on contracts and failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts decreasing revenues and earnings.

      Lower Lakes enters into Contracts of Affreightment (COAs) pursuant to which Lower Lakes agrees to carry cargoes, typically for industrial customers, who export or import dry bulk cargoes. Lower Lakes also enters into spot market voyage contracts, where Lower Lakes is paid a rate per ton to carry a specified cargo from point A to point B. All of these contracts subject Lower Lakes to counterparty credit risk. As a result, we are subject to credit risks at various levels, including with charterers, cargo interests, or terminal customers. If the counterparties fail to meet their obligations, Lower Lakes could suffer losses on such contracts which would decrease our revenues and earnings.

Lower Lakes may not be able to generate sufficient cash flows to meet its debt service obligations.

      Lower Lakes' ability to make payments on its indebtedness will depend on its ability to generate cash from its future operations. Lower Lakes business may not generate sufficient cash flow from operations or from other sources sufficient to enable it to repay its indebtedness and to fund its other liquidity needs, including capital expenditures and winter work expenses. The indebtedness of Lower Lakes under its new senior credit facility bears interest at floating rates, and therefore if interest rates increase, Lower Lakes' debt service requirements will increase. Lower Lakes may need to refinance or restructure all or a portion of its indebtedness on or before maturity. Lower Lakes may not be able to refinance any of its indebtedness, including the new senior credit facility, on commercially reasonable terms, or at all. If Lower Lakes cannot service or refinance its indebtedness, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations. Additionally, Lower Lakes may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

A default under Lower Lakes' indebtedness may have a material adverse effect on our financial condition.

      In the event of a default under Lower Lakes' indebtedness, including the indebtedness under its existing senior credit facility, the holders of the indebtedness generally would be able to declare all of such indebtedness, together with accrued interest, to be due and payable. In addition, borrowings under the existing senior credit facility are secured by a first priority lien on all of the assets of Lower Lakes, Lower Lakes Transportation and Grand River and, in the event of a default under that facility, the lenders generally would be entitled to seize the collateral. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Moreover, upon the occurrence of an event of default under the existing senior credit facility, the commitment of the lenders to make any further loans to us would be terminated. Accordingly, the occurrence of a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our results of operations.

Servicing debt could limit funds available for other purposes, such as the payment of dividends.

      Lower Lakes will use cash to pay the principal and interest on its debt as well as to fund required reserves for future capital expenditures and winter work expenses. These payments limit funds otherwise available for other purposes, including distributions of cash to our stockholders.

Lower Lakes' loan agreements contain restrictive covenants that will limit its liquidity and corporate activities.

      Lower Lakes' loan agreements impose operating and financial restrictions that limit Lower Lakes' ability to:

      o     incur additional indebtedness;

      o     create additional liens on its assets;

      o     make investments;

      o     engage in mergers or acquisitions;

      o     pay dividends; and

      o sell any of Lower Lakes' vessels or any other assets outside the ordinary course of business.

      Therefore, Lower Lakes will need to seek permission from its lender in order for Lower Lakes to engage in some corporate actions. Lower Lakes' lender's interests may be different from those of Lower Lakes, and no assurance can be given that Lower Lakes will be able to obtain its lender's permission when needed. This may prevent Lower Lakes from taking actions that are in its best interest.

Because Lower Lakes generates approximately 60% of its revenues, and incurs approximately 60% of its expenses, in Canadian dollars, exchange rate fluctuations could cause us to suffer exchange rate losses thereby increasing expenses and reducing income.

      Lower Lakes generates a portion of its revenues in Canadian dollars. Similarly, Lower Lakes incurs a portion of its expenses in Canadian dollars. This could lead to fluctuations in our net income due to changes in the value of the U.S. Dollar relative to the Canadian Dollar.

Lower Lakes depends upon unionized labor for its U.S. operations. Any work stoppages or labor disturbances could disrupt its business.

      Substantially all of Grand River's employees are unionized with the International Organization of Masters, Mates and Pilots, AFL-CIO. Any work stoppages or other labor disturbances could have a material adverse effect on our business, results of operations and financial condition. In addition, Lower Lakes Transportation Company utilizes three vessels under the terms of a Time Charter Agreement with Wisconsin & Michigan Steamship Company, the owner of the vessels. On May 9, 2007, the officers on those vessels represented by the American Maritime Officers returned the vessels to port and began a work stoppage. Wisconsin & Michigan Steamship has informed Lower Lakes Transportation that, in its view, the work stoppage is unlawful and that Wisconsin & Michigan Steamship intends to pursue all available legal remedies to end it. There can be no assurance that Wisconsin and Michigan Steamship will be successful in its efforts or as to when the work stoppage may end. While the work stoppage is not presently having, and is not in the immediate future expected to have, any material impact upon Lower Lakes Transportation's business or on its ability to fulfill its obligations to its customers, there can be no assurance that an extended work stoppage would not have such effects.

A labor union has attempted to unionize Lower Lakes' Canadian employees.

      The Seafarers International Union of Canada, or SIU, has attempted without success to organize Lower Lakes' unlicensed employees periodically over the past several years. Although we believe that support for this union is low, if SIU is successful in organizing a union among Lower Lakes' Canadian employees, it could result in increased labor costs for Lower Lakes, which could have a material adverse effect on our results of operations.

Lower Lakes employees are covered by U.S. Federal laws that may subject it to job-related claims in addition to those provided by state laws.

      All of Lower Lakes' U.S. seagoing employees are covered by provisions of the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, and general maritime law. These laws typically operate to make liability limits established by state workers' compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in Federal courts.

Because Lower Lakes is not generally protected by the limits imposed by state workers' compensation statutes, Lower Lakes has greater exposure for claims made by these employees as compared to employers whose employees are not covered by these provisions.

Restriction on foreign ownership and possible required divestiture of stock.

      Under U.S. maritime laws, in order for us to maintain our eligibility to own and operate vessels in the U.S. domestic trade, 75% of our outstanding capital stock and voting power is required to be held by U.S. citizens. Although our amended and restated certificate of incorporation contains provisions limiting non-citizenship ownership of our capital stock, we could lose its ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on our result of operations. If our board of directors determines that persons who are not citizens of the U.S. own more than 23% of our outstanding capital stock or more than 23% of our voting power, we may redeem such stock or, if redemption is not permitted by applicable law or if our board of directors, in its discretion, elects not to make such redemption, we may require the non-citizens who most recently acquired shares to divest such excess shares to persons who are U.S. citizens in such manner as our board of directors directs. The required redemption would be at a price equal to the average closing price during the preceding 30 trading days, which price could be materially different from the current price of the common stock or the price at which the non-citizen acquired the common stock. If a non-citizen purchases the common stock, there can be no assurance that he will not be required to divest the shares and such divestiture could result in a material loss. Such restrictions and redemption rights may make Rand's equity securities less attractive to potential investors, which may result in Rand's publicly traded common stock having a lower market price than it might have in the absence of such restrictions and redemption rights.

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to obtain future public financing.

      We currently have outstanding warrants to purchase approximately 7,406,000 shares of common stock and an option to purchase 300,000 shares of common stock and warrants to purchase an additional 600,000 shares of common stock. The sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

The conversion of our series A convertible preferred stock will result in significant and immediate dilution of our existing stockholders and the book value of their common stock.

      The shares of series A convertible preferred stock issued in connection with the acquisition of Lower Lakes are convertible into 2,419,355 shares of our common stock, which, on an "as converted" basis, represents approximately 20% of our aggregate outstanding common stock. The registration statement of which this prospectus forms a part registers the resale of these 2,419,355 shares of common stock. The conversion price of our series A convertible preferred stock is subject to weighted average anti-dilution provisions whereby, if Rand issues shares in the future for consideration below the existing conversion price of $6.20, then the conversion price of the series A convertible preferred stock would automatically be decreased, allowing the holders of the series A convertible preferred stock to receive additional shares of common stock upon conversion. Upon any conversion of the series A convertible preferred stock, the equity interests of our existing common stockholders, as a percentage of the total number of the outstanding shares of our common stock, and the net book value of the shares of our common stock will be significantly diluted.

If our founding officers and directors exercise their registration rights, it may have an adverse effect on the market price our common stock.

      Our founding officers and directors and their affiliates and associates to whom shares of our common stock were issued prior to our initial public offering are entitled to demand that we register the resale of their shares of common stock at any time after October 27, 2007. If our founders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

Future acquisitions of vessels or businesses by Rand or Lower Lakes would subject Rand and Lower Lakes to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact Rand's or Lower Lakes' capital structure.

      Rand intends to pursue other acquisition opportunities in an effort to diversify its investments and/or grow Lower Lakes' business. While neither Rand nor Lower Lakes is presently committed to any additional acquisition, Rand is currently actively pursuing one or more potential acquisition opportunities. Acquisitions may be of individual or groups of vessels or of businesses operating in the shipping or other industries. Following the acquisition of Lower Lakes, Rand will not be limited to any particular industry or type of business that it may acquire. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular business or assets that Rand may acquire, or of the industry in which such business operates. To the extent Rand acquires a financially unstable business, we may be affected by numerous risks inherent in the acquired business's operations. If Rand acquires a business in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although Rand's management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.

      In addition, the financing of any acquisition completed by Rand could adversely impact Rand's capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of existing stockholders and/or adversely affect prevailing market prices for Rand's common stock. Increasing Rand's indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact our capital structure and your equity interest in Rand.

      Except as required by law or the rules of any securities exchange on which our securities might be listed at the time we seek to consummate an acquisition, you will not be asked to vote on any proposed acquisition and you will not be entitled to exercise conversion rights in connection with any such acquisition.

                   Risks Associated with the Shipping Industry

The cyclical nature of the Great Lakes dry bulk shipping industry may lead to decreases in shipping rates, which may reduce Lower Lakes' revenue and earnings.

      The shipping business, including the dry cargo market, has been cyclical in varying degrees, experiencing fluctuations in charter rates, profitability and, consequently, vessel values. Rand anticipates that the future demand for Lower Lakes' dry bulk carriers and dry bulk charter rates will be dependent upon continued demand for imported commodities, economic growth in the United States and Canada, seasonal and regional changes in demand, and changes to the capacity of the Great Lakes fleet which cannot be predicted. Adverse economic, political, social or other developments could decrease demand and growth in the shipping industry and thereby reduce revenue and earnings. Fluctuations, and the demand for vessels, in general, have been influenced by, among other factors:

      o     global and regional economic conditions;

      o     developments in international and Great Lakes trade;

      o changes in seaborne and other transportation patterns, such as port congestion and canal closures;

      o     weather and crop yields;

      o     political developments; and

      o     embargoes and strikes.

The market values of Lower Lakes' vessels may decrease, which could cause Lower Lakes to breach covenants in its credit facility and which could reduce earnings and revenues as a result of potential foreclosures.

      Vessel values are influenced by several factors, including:

      o changes in environmental and other regulations that may limit the useful life of vessels;

      o     changes in Great Lakes dry bulk commodity supply and demand;

      o     types and sizes of vessels;

      o     development of and increase in use of other modes of transportation;

      o     governmental or other regulations; and

      o     prevailing level of charter rates.

      If the market values of Lower Lakes' owned vessels decrease, Lower Lakes may breach some of the covenants contained in its new credit facility. If Lower Lakes does breach such covenants and Lower Lakes is unable to remedy the relevant breach, its lenders could accelerate its debt and foreclose on the collateral, including Lower Lakes' vessels. Any loss of vessels would significantly decrease the ability of Rand to generate revenue and income. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, Rand would incur a loss that would reduce earnings.

A failure to pass inspection by classification societies and regulators could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in earnings, which may be material.

      The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry, as well as being subject to inspection by shipping regulatory bodies such as Transport Canada. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Lower Lakes' owned fleet is currently enrolled with the American Bureau of Shipping.

      A vessel must undergo Annual Surveys, Intermediate Surveys, and Special Surveys by its classification society, as well as periodic inspections by shipping regulators. As regards classification surveys, in lieu of a Special Survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Lower Lakes' vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every four to five years for inspection of the underwater parts of such vessel.

      Due to the age of several of the vessels, the repairs and remediations required in connection with such classification society surveys and other inspections may be extensive and require significant expenditures. Additionally, until such time as certain repairs and remediations required in connection with such surveys and inspections are completed (or if any vessel fails such a survey or inspection), the vessel may be unable to trade between ports and, therefore, would be unemployable. Any such loss of the use of a vessel could have an adverse impact on Rand's revenues, results of operations and liquidity, and any such impact may be material.

Lower Lakes' business would be adversely affected if Lower Lakes failed to comply with U.S. maritime laws or the Coasting Trade Act (Canada) provisions on coastwise trade, or if those provisions were modified or repealed.

      Rand is subject to the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, and other U.S. laws and the Coasting Trade Act (Canada) that restrict domestic maritime transportation to vessels operating under the flag of the subject state. In the case of the United States, in addition, the vessels must have been built in the United States, be at least 75% owned and operated by U.S. citizens and manned by U.S. crews. Compliance with the foregoing legislation increases the operating costs of the vessels. With respect to its U.S. flag vessels, Rand will be responsible for monitoring the ownership of its capital stock to ensure compliance with U.S. maritime laws. If Rand does not comply with these restrictions, Rand will be prohibited from operating its vessels in U.S. coastwise trade, and under certain circumstances Rand will be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for its vessels, and fines or forfeiture of the vessels.

      Over the past decade, interest groups have lobbied Congress to modify or repeal U.S. maritime laws so as to facilitate foreign flag competition. Foreign vessels generally have lower construction costs and generally operate at significantly lower costs than vessels in the U.S. markets, which would likely result in reduced charter rates. Rand believes that continued efforts will be made to modify or repeal these laws. If these efforts are successful, it could result in significantly increased competition and have a material adverse effect on our business, results of operations and financial condition.

We may be unable to maintain or replace our vessels as they age.

      As of December 31, 2006, the average age of the vessels operated by Lower Lakes was approximately 60 years. The expense of maintaining, repairing and upgrading Lower Lakes' vessels typically increases with age, and after a period of time the cost necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that Lower Lakes will be able to maintain its fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes. In addition, the supply of replacement vessels is very limited and the costs associated with acquiring a newly constructed vessel are prohibitively high. In the event that Lower Lakes were to lose the use of any its vessels, our financial performance would be adversely affected.

Lower Lakes is subject to environmental laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.

      The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, United States and Canadian treaties, national, state, provincial, and local laws, and regulations in force in the jurisdictions in which vessels operate. Because such conventions, treaties, laws and regulations are often revised, Rand cannot predict the ultimate cost of compliance or its impact on the resale price or useful life of Lower Lakes' vessels. Additional conventions, treaties, laws and regulations may be adopted which could limit Rand's ability to do business or increase the cost of its doing business, which may materially adversely affect its operations, as well as the shipping industry generally. Lower Lakes is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to its operations and any increased cost in connection with obtaining such permits, licenses and certificates, or the imposition on Lower Lakes of the obligation to obtain additional permits, licenses and certificates, could adversely affect Rand's results of operations.

      Canada has adopted a regime of strict liability for oil pollution damage coming out of ships (Part 6 of the Marine Liability Act). In case of non-tanker vessels, such as Lower Lakes' vessels, a vessel's registered owner is strictly liable for pollution damage caused on the Canadian territory, in Canadian territorial waters or in Canada's exclusive economic zone by oil of any kind or in any form including petroleum, fuel oil, sludge, oil refuse and oil mixed with wastes, subject to certain defenses. The liability of the shipowner is, however, limited in accordance with the provisions of the Convention on Limitation of Liability for Maritime Claims, 1976, as amended by the Protocol of 1996. Pursuant to this Convention, the shipowner can limit its liability to (i) 1 million Special Drawing Right, or SDR, as defined by the International Monetary Fund for the first 2,000 tons of tonnage, (ii) 400 SDR for each additional ton up to 30,000 tons of tonnage, (iii) 300 SDR for each additional ton up to 70,000 tons of tonnage and (iv) 200 SDR for each additional ton of tonnage. In addition to the Marine Liability Act, Lower Lakes' vessels are also subject to other Canadian laws and regulations that contain significant fine and penalty provisions relating to the marine environment, pollution and discharges of hazardous substances, including the Migratory Birds Convention Act, the Canadian Environmental Protection Act, 1999, and the Fisheries Act.

      The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in United States waters, which includes the Great Lakes and their connecting and tributary waterways. Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from vessel discharges of oil of any kind or in any form.

      Lower Lakes currently maintains pollution liability coverage insurance. However, if the damages from a catastrophic incident exceed this insurance coverage, it could have a significant adverse impact on Rand's cash flow, profitability and financial position.

Lower Lakes is subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism.

      Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

      o on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

      o     the development of vessel security plans; and

      o     compliance with flag state security certification requirements.

      The U.S. Coast Guard regulations are intended to be aligned with these international maritime security standards. Although Rand does not believe these additional requirements will have a material financial impact on Lower Lakes' operations, Rand cannot assure you that there will be no interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in revenues.

The operation of Lower Lakes' vessels is dependent on the price and availability of fuel. Continued periods of historically high fuel costs may materially adversely affect Rand's operating results.

      Rand's operating results may be significantly impacted by changes in the availability or price of fuel for Lower Lakes' vessels. Fuel prices have increased substantially since 2004. Although price escalation clauses form part of substantially all of Lower Lakes' contracts of affreightment, which enable Lower Lakes to pass the majority of its increased fuel costs on to its customers, these measures may not be sufficient to enable Lower Lakes to fully recoup increased fuel costs or assure the continued availability of its fuel supplies. Although we are currently able to obtain adequate supplies of fuel, it is impossible to predict the price of fuel. Political disruptions or wars involving oil-producing countries, changes in government policy, changes in fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. There can be no assurance that Lower Lakes will be able to fully recover its increased fuel costs by passing these costs on to its customers. In the event that Lower Lakes is unable to do so, Rand's operating results will be adversely affected.

Governments could requisition Lower Lakes' vessels during a period of war or emergency, resulting in loss of revenues and earnings from such requisitioned vessels.

      The United States or Canada could requisition title or seize Lower Lakes' vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition Lower Lakes vessels for hire, which would result in the government's taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of Lower Lakes' vessels would have a substantial negative effect on Rand, as Rand would potentially lose all or substantially all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated Rand for the requisition.

The operation of Great Lakes-going vessels entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage Lower Lakes' business reputation, which may in turn, lead to loss of business.

      The operation of Great Lakes-going vessels entails certain inherent risks that may adversely affect Lower Lakes' business and reputation, including:

      o damage or destruction of vessel due to marine disaster such as a collision;

      o     the loss of a vessel due to piracy and terrorism;

      o cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

      o     environmental accidents as a result of the foregoing; and

      o business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

      Any of these circumstances or events could substantially increase Lower Lakes' costs, as for example, the costs of replacing a vessel or cleaning up a spill, or lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of Lower Lakes' vessels in a disaster or delays in delivery or damages or loss of cargo may harm its reputation as a safe and reliable vessel operator and cause it to lose business.

      If Lower Lakes' vessels suffer damage, they may need to be repaired at Lower Lakes' cost at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Lower Lakes may have to pay drydocking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease its revenues and earnings substantially, particularly if a number of vessels are damaged or drydocked at the same time.

Maritime claimants could arrest Lower Lakes' vessels, which could interrupt its cash flow.

      Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Lower Lakes' vessels could interrupt its cash flow and require it to pay large sums of funds to have the arrest lifted.

                           FORWARD LOOKING STATEMENTS

      This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like "expect," "believe," "continue," "anticipate," "estimate," "may," "will," "could," "opportunity," "future," "project," variations of such words and similar expressions are intended to identify "forward-looking statements," although not all forward-looking statements contain these identifying words.

      Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.

      We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed in the "Risk Factors" section beginning on page 3, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the conversion of our Series A convertible stock or the sale of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

      The selling stockholders named below may from time to time offer the shares of common stock offered by this prospectus:


                                                                            Maximum
                                                                             Shares              Aggregate          Percentage
                                                                            Offered             Shares Owned           of
                                                     Total Shares           Pursuant             Following         Outstanding
                                                     Held Prior to           to this            Completion          Shares of
                                                       Offering            Prospectus           of Offering        Common Stock
Selling Stockholder                                      (1)                  (2)                 (2)(3)              (2)(3)
---------------------------------------------        -------------         ----------           ------------       ------------
Thomas E. Claugus                                       104,369               81,169               23,200               *

Bay Resources Partners, L.P.                            661,645              515,145              146,500               1.2%

Bay II Resource Partners L.P.                           416,646              336,346               80,300               *

Bay Resource Partners Offshore Fund LTD                 277,016              277,016                    0                --

Finderne, LLC                                            53,670               38,370               15,300               *

Good Steward Trading Company                             35,980                9,280               26,700               *

Knott Partners, L.P.                                  1,591,525            1,073,725              517,800               4.2%


                                                                            Maximum
                                                                             Shares              Aggregate          Percentage
                                                                            Offered             Shares Owned           of
                                                     Total Shares           Pursuant             Following         Outstanding
                                                     Held Prior to           to this            Completion          Shares of
                                                       Offering            Prospectus           of Offering        Common Stock
Selling Stockholder                                      (1)                  (2)                 (2)(3)              (2)(3)
---------------------------------------------        -------------         ----------           ------------       ------------
Knott Partners Offshore Master Fund, LP               1,284,100              384,100              900,000               7.3%

Commonfund Hedged Equity Company                         90,000                1,400               88,600               *

Performance Partners Ltd.                                21,235               18,115                3,120(4)            *

Wynnefield Small Cap Value Offshore Fund Ltd.            92,782               79,482               13,300               *

Islandia L.P.                                           762,107              462,107              300,000(5)            2.4%

Shoshone Partners LP                                    835,489              173,089              662,400               5.4%

Mulsanne Partners LP                                      7,100                7,100                    0                --

The Hummingbird Value Fund, L.P.                        452,493              184,843              267,650(6)            2.2%

The Hummingbird Microcap Value Fund, LP                 471,749              184,843              286,906(7)            2.3%

Terrier Partners LP                                     246,211               46,211              200,000(8)            1.6%

Performance Partners, LP                                158,437               74,307               84,130(9)            *

WTC-CIF Micro Cap Equity Portfolio                       42,800                5,000               37,800               *

WTC-CTF Mico Cap Equity Portfolio                       213,300               60,000              153,300               1.3%

WTC-CIF Global Infrastructure                             6,200                6,200                    0                --

Ratheon Master Pension Trust                            193,100              193,100                    0                --

Clariden-Lux Infrastructure Fund                        506,000              506,000                    0                --

Wynnfield Partners Small Cap Value LP                    52,562               44,362                8,200               *

Wynnfield Partners Small Cap Value LP I                  76,998               60,998               16,000               *

----------
(1)   Based on information available to us as of May 21, 2007.
(2) Assumes the selling stockholders that currently own Series A Convertible Preferred Stock convert all such preferred stock.
(3) Assumes that all shares of common stock offered by this prospectus are sold in this offering and that no other transactions with respect to shares of our common stock occur. Percentages in the last column are based upon 9,843,400 shares of our common stock outstanding as of May 21, 2007.
(4) Does not include 14,965 warrants beneficially owned by Performance Partners, Ltd.
(5)   Does not include 600,000 warrants beneficially owned by Islandia, L.P.
(6) Does not include 64,000 warrants beneficially owned by the Hummingbird Value Fund, L.P.
(7) Does not include 64,675 warrants beneficially owned by The Hummingbird Microcap Value Fund, LP.
(8)   Does not include 176,696 warrants beneficially owned by Terrier Partners
      LP.
(9) Does not include 109,785 warrants beneficially owned by Performance Partners, LP
*     Denotes ownership of less than 1% of our common stock

                              PLAN OF DISTRIBUTION

      This prospectus relates to the resale of shares of our common stock by the selling stockholders named in this prospectus. As used in this section of the prospectus, the term "selling stockholders" includes the selling stockholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive shares of our common stock offered hereby from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

      All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling stockholders.

      The selling stockholders may sell under this prospectus the shares which are outstanding at different times. The selling stockholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on any national securities exchange or quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

      o     fixed prices, which may be changed;

      o     prevailing market prices at the time of sale;

      o     varying prices determined at the time of sale; or

      o     negotiated prices.

      The shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

      o a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

      o an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

      o     a privately negotiated transaction;

      o     an underwritten offering;

      o securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

      o through short sale transactions following which the shares are delivered to close out the short positions;

      o     through the writing of options relating to such shares; or

      o     through a combination of the above methods of sale.

      The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell shares covered by this prospectus, including in short sale transactions. If so, the third party may use shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of shares.

      The selling stockholders may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

      The selling stockholders and any broker-dealers that participate with the selling stockholders or third parties to derivative transactions in the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

      We will make copies of this prospectus available to the selling stockholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

      The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with an underwriter, a broker-dealer for the sale of shares through an underwritten offering, a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

      o the name of each such selling stockholder and of the participating underwriters or broker-dealers;

      o     the number of shares involved;

      o     the price at which such shares were sold;

      o the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable;

      o as appropriate, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     other facts material to the transaction.

      In addition, upon receiving notice from a selling stockholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

      The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the securities, including the market price of the shares. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the shares.

      We and the selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the common stock we are offering by this prospectus was passed upon for us by Katten Muchin Rosenman LLP, New York, NY.

                                     EXPERTS

      Goldstein Golub Kessler LLP have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Goldstein Golub Kessler LLP's report, given on their authority as experts in accounting and auditing.

      Grant Thornton LLP have audited our consolidated financial statements included in our Annual Report on Form 10-KSB/A for the three month transitional period ended March 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission's public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such materials may also be inspected on the Securities and Exchange Commission's website at www.sec.gov. Our outstanding shares of common stock are listed on the Nasdaq Capital Market under the symbol "RLOG".

      This prospectus constitutes part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement. You may also contact us directly at Rand Logistics, Inc., 461 Fifth Avenue, 25th Floor, New York, NY, 10017 or by calling (212) 644-3450.

      You may also read and copy any materials we have filed with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. In addition, our reports, proxy and information statements have been filed electronically with the SEC which can be accessed at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

      (1) Our Annual Report on Form 10-KSB/A for the transition period ended March 31, 2006;
      (2) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006;

      (3) Our Current Reports on Form 8-K/A filed May 3, 2006, Form 8-K filed May 4, 2006, Form 8-K filed May 26, 2006, Form 8-K filed June 6, 2006, Form 8-K filed June 7, 2006, Form 8-K filed August 2, 2006, Form 8-K filed August 10, 2006, Form 8-K filed October 19, 2006, Form 8-K filed January 18, 2007, Form 8-K filed on March 26, 2007, Form 8-K filed on May 4, 2007, Form 8-K/A filed on May 10, 2007 and Form 8-K filed on May 11, 2007.

      (4) Our Registration Statement on Form 8-A, filed on March 5, 2007, including any amendment or report filed for the purpose of updating the description of our common stock contained therein.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                              RAND LOGISTICS, INC.
                           461 PARK AVENUE, 25TH FLOOR
                               NEW YORK, NY 10017
                                 (212) 644-3450

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses to be paid by us in connection with the issuance and distribution of the securities being registered are as follows:

Registration Fees                       $  1,049
Legal Fees and Expenses                 $100,000
Accounting Fees and Expenses            $ 25,000
Miscellaneous                                 --
Total                                   $126,049
                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Amended and Restated Certificate of Incorporation provides that to the extent permitted by the Delaware General Corporation Law, or the DGCL, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

      Section 145 of the DGCL empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

      The Registrant's By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

      The Registrant maintains insurance policies that insure its directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

ITEM 16. EXHIBITS.

See the Exhibit Index immediately following the signature pages, which is incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 2007.


                                            RAND LOGISTICS, INC.


                                            By: /s/ Laurence S. Levy
                                                --------------------------------
                                                Name: Laurence S. Levy

                                                Title: Chairman of the Board and
                                                       Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                           TITLE                          DATE
------------------------   ------------------------------------     ------------

/s/ Laurence S. Levy       Chief Executive Officer and Director     June 7, 2007
------------------------
Laurence S. Levy


/s/ Joseph W. McHugh, Jr.  Chief Financial Officer and              June 7, 2007
------------------------   Chief Accounting Officer
Joseph W. McHugh, Jr.


/s/ H. Cabot Lodge III     Director                                 June 7, 2007
------------------------
H. Cabot Lodge III


/s/ Isaac Kier             Director                                 June 7, 2007
------------------------
Isaac Kier

                                  EXHIBIT INDEX


Exhibit Number          Description
--------------          -----------

2.1 Preferred Stock Purchase Agreement, dated as of September 2, 2005, among the Registrant, LL Acquisition Corp. and the stockholders of Lower Lakes Towing Ltd., and amendments thereto filed as Annex A to the Registrant's Definitive Proxy Statement (File No. 000-50908) filed February 2, 2006 and incorporated by reference.

2.2 Stock Purchase Agreement, dated July 20, 2006, by and between the Buyers (as defined therein) and Rand Logistics, Inc., filed as amendment 10.4 to the Company's current report on Form 8-K, dated August 2, 2006 and incorporated by reference.

4.1 Specimen Common Stock certificate filed as an exhibit to the Company's registration statement on Form S-1 (File No. 333-117051) and incorporated by reference.

4.2 Amended and Restated Certificate of Incorporation, filed as exhibit 3.1 to the Company's current report on Form 8-K, dated March 9, 2006 and incorporated by reference.

4.3 Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Rand Logistics, Inc., filed as exhibit 3.1 to the Company's current report on Form 8-K, dated August 10, 2006 and incorporated by reference.

5.1** Opinion of Katten Muchin Rosenman LLP regarding the validity of the Common Stock being registered

23.1*                   Consent of Goldstein Golub Kessler LLP

23.2*                   Consent of Grant Thornton LLP

23.3**                  Consent of Katten Muchin Rosenman LLP (included in
                        Exhibit 5.1)

*     Filed herewith.

**    Previously filed.